Exhibit 23

Independent Auditors’ Consent

The Board of Directors
Astoria Financial Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 33-86248, 33-86250, 33-98500, 333-36807 and 333-64895) on Form S-8, (Nos. 333-29901, 333-58897 and 333-30792) on Form S-4 and (No. 33-98532) on Form S-3 of Astoria Financial Corporation of our report dated January 24, 2002, relating to the consolidated statements of financial condition of Astoria Financial Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K of Astoria Financial Corporation.

/s/ KPMG LLP
Melville, New York
March 21, 2002